UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ---------------

                                  SCHEDULE 13D

                            Pursuant to Section 13(d)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               ---------------

                                 MedImmune, Inc.
                                (Name of Issuer)

                               ---------------

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                               ---------------

                                 584699-10-2
                      (Cusip Number of Class of Securities)

                               ---------------

             Fredrik Nilert, Investor International (U.S.), Inc.
                       320 Park Avenue, New York, NY 10022
                                 (212) 508-0900
         (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)

                               ---------------

                                    Copy to:

                             Robert P. Zinn, Esquire
                           Kirkpatrick & Lockhart LLP
                   1500 Oliver Building, Pittsburgh, PA 15222
                            Telephone: (412) 335-8687

                               ---------------

                                January 21, 1998
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a Statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

================================================================================
CUSIP NO. 584699-10-2               SCHEDULE 13D
================================================================================
      1     NAME OF REPORTING PERSONS                                Investor AB

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

================================================================================
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                        (b)  [X]
================================================================================
      3     SEC USE ONLY
================================================================================
      4     SOURCE OF FUNDS*                                                  NA
================================================================================
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                                    [ ]
================================================================================
      6     CITIZENSHIP OR PLACE OR ORGANIZATION               Kingdom of Sweden
================================================================================
  NUMBER OF SHARES          7     SOLE VOTING POWER                          [0]
 BENEFICIALLY OWNED
  BY EACH REPORTING         8     SHARED VOTING POWER                [1,619,000]
     PERSON WITH
                            9     SOLE DISPOSITIVE POWER                     [0]

                           10     SHARED DISPOSITIVE POWER           [1,619,000]
================================================================================
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         [1,619,000]
================================================================================
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]
================================================================================
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            [6.2%]
================================================================================
      14    TYPE OF REPORTING PERSON*                                         CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
================================================================================

================================================================================
CUSIP NO. 584699-10-2               SCHEDULE 13D
================================================================================
      1     NAME OF REPORTING PERSONS        Investor International (U.S.), Inc.

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

================================================================================
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   [ ]
                                                                       (b)   [X]
================================================================================
      3     SEC USE ONLY
================================================================================
      4     SOURCE OF FUNDS*                                                  NA
================================================================================
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                                    [ ]
================================================================================
      6     CITIZENSHIP OR PLACE OR ORGANIZATION               State of Delaware
================================================================================
  NUMBER OF SHARES           7     SOLE VOTING POWER                         [0]
 BENEFICIALLY OWNED
  BY EACH REPORTING          8     SHARED VOTING POWER               [1,619,000]
     PERSON WITH
                             9     SOLE DISPOSITIVE POWER                    [0]

                             10    SHARED DISPOSITIVE POWER          [1,619,000]
================================================================================
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         [1,619,000]
================================================================================
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]
================================================================================
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            [6.2%]
================================================================================
      14    TYPE OF REPORTING PERSON*                                         CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
================================================================================

================================================================================
CUSIP NO. 584699-10-2               SCHEDULE 13D
================================================================================
      1     NAME OF REPORTING PERSONS                    Investor Investments AB

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

================================================================================
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                        (b)  [X]
================================================================================
      3     SEC USE ONLY
================================================================================
      4     SOURCE OF FUNDS*                                                  OO
================================================================================
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                                    [ ]
================================================================================
      6     CITIZENSHIP OR PLACE OR ORGANIZATION               Kingdom of Sweden
================================================================================
  NUMBER OF SHARES          7     SOLE VOTING POWER                          [0]
 BENEFICIALLY OWNED
  BY EACH REPORTING         8     SHARED VOTING POWER                [1,619,000]
     PERSON WITH
                            9     SOLE DISPOSITIVE POWER                     [0]
                            10    SHARED DISPOSITIVE POWER           [1,619,000]
================================================================================
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         [1,619,000]
================================================================================
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]
================================================================================
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            [6.2%]
================================================================================
      14    TYPE OF REPORTING PERSON*                                         CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
================================================================================

================================================================================
CUSIP NO. 584699-10-2               SCHEDULE 13D
================================================================================
      1     NAME OF REPORTING PERSONS                       Patricia Holdings AB

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

================================================================================
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                        (b)  [X]
================================================================================
      3     SEC USE ONLY
================================================================================
      4     SOURCE OF FUNDS*                                                  NA
================================================================================
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                                    [ ]
================================================================================
      6     CITIZENSHIP OR PLACE OR ORGANIZATION               Kingdom of Sweden
================================================================================
  NUMBER OF SHARES         7     SOLE VOTING POWER                           [0]
 BENEFICIALLY OWNED
  BY EACH REPORTING        8     SHARED VOTING POWER                 [1,619,000]
     PERSON WITH
                           9     SOLE DISPOSITIVE POWER                      [0]

                           10    SHARED DISPOSITIVE POWER            [1,619,000]
================================================================================
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         [1,619,000]
================================================================================
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]
================================================================================
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            [6.2%]
================================================================================
      14    TYPE OF REPORTING PERSON*                                         CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
================================================================================

================================================================================
CUSIP NO. 584699-10-2               SCHEDULE 13D
================================================================================
      1     NAME OF REPORTING PERSONS                           Extoria Trade AB

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

================================================================================
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                        (b)  [X]
================================================================================
      3     SEC USE ONLY
================================================================================
      4     SOURCE OF FUNDS*                                                  NA
================================================================================
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                                    [ ]
================================================================================
      6     CITIZENSHIP OR PLACE OR ORGANIZATION               Kingdom of Sweden
================================================================================
  NUMBER OF SHARES          7     SOLE VOTING POWER                          [0]
 BENEFICIALLY OWNED
  BY EACH REPORTING         8     SHARED VOTING POWER                [1,619,000]
     PERSON WITH
                            9     SOLE DISPOSITIVE POWER                     [0]

                            10    SHARED DISPOSITIVE POWER           [1,619,000]
================================================================================
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         [1,619,000]
================================================================================
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]
================================================================================
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            [6.2%]
================================================================================
      14    TYPE OF REPORTING PERSON*                                         CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
================================================================================

CUSIP No.: 584699-10-2
                                  SCHEDULE 13D

            This Amendment to the Statement on Schedule 13D filed on February 2, 1998 ("Schedule 13D") relates solely to the information with respect to the directors and executive officers of the Filing Persons set forth in Annex I to
Schedule 13D. The Schedule 13D is hereby amended as follows:

Annex I to the Schedule 13D is restated in its entirety as set forth in Annex I hereto.

CUSIP No.: 584699-10-2

                                        SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Investor International (U.S.), Inc.

                                          By: /s/ Frederik Nilert
                                              ------------------------------
                                          Name:  Fredrik Nilert
                                          Title:  Vice President

                                                as to each

                                          Investor Investments AB

                                          Investor AB

                                          Patricia Holdings AB

                                          Extoria Trade AB


                                          By:/s/ Frederik Nilert
                                             --------------------------
                                          Name:  Fredrik Nilert
                                          Title:  Attorney-in-Fact

CUSIP No.: 584699-10-2

                                     ANNEX I

      The following is a list of the executive officers and directors of Investor AB:

Name and Position:                 Present Principal Occupation and Business
                                   Address:

Percy Nils Barnevik                Chairman of Investor AB
(Chairman)                         S-103 32 Stockholm
                                   Sweden

Erik Jean Christian Belfrage       Skandinaviska Enskilda Banken
(Director)                         S-106 40 Stockholm
                                   Sweden

Bo Erik Gunnar Berggren            Vice Chairman of Investor AB
(Director)                         S-103 32 Stockholm
                                   Sweden

Claes Ake Gustaf Dahlback          President of Investor AB
(President and Director)           S-103 32 Stockholm
                                   Sweden

Hakan Lars Mogren                  President and CEO of Astra AB
(Director)                         S-151 85 Sodertalje
                                   Sweden

Mauritz Sahlin                     Chairman of Novare Kapital AB
(Director)                         S-103 32 Stockholm
                                   Sweden

Johan Anders Fredrik Scharp        Vice Chairman of Investor AB
(Director)                         S-103 32 Stockholm
                                   Sweden

Peter D. Sutherland                Chairman and Managing Director of
(Director)                         Goldman Sachs International and Chairman
                                   of British Petroleum PLC
                                   68 Eglinton Road, Donnybrook, 4 Dublin
                                   Ireland

Niels Michael Aage Treschow        President and CEO of Electrolux AB
(Director)                         S-105 45 Stockholm
                                   Sweden

CUSIP No.: 584699-10-2

Marcus Wallenberg                  Executive Vice President of Investor AB
(Director)                         S-103 32 Stockholm
                                   Sweden

(All of the above-named individuals, except Mr. Sutherland, are citizens of Sweden. Mr. Sutherland is a citizen of Ireland.)



      The following is a list of the executive officers and directors of IIAB:

Name and Position:                  Present Principal Occupation and Business
                                    Address:


Claes Ake Gustaf Dahlback           President of Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Lars-Goran Vilhelm Gutberg          Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Guje Margareta Holmberg             Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Marcus Wallenberg                   Executive Vice President of Investor AB
(Managing Director)                 S-103 32 Stockholm
                                    Sweden

(All of the above-named individuals are citizens of Sweden.)



      The following is a list of the executive officers and directors of ETAB:

Name and Position:                  Present Principal Occupation and Business
                                    Address:

Claes Ake Gustaf Dahlback           President of Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Marcus Wallenberg                   Executive Vice President of Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

CUSIP No.: 584699-10-2




Sven Olov Nyman                     Senior Vice President of Investor AB
(Managing Director)                 S-103 32 Stockholm
                                    Sweden

(All of the above-named individuals are citizens of Sweden.)



      The following is a list of the executive officers and directors of IIUS:

Name and Position:                  Present Principal Occupation and Business
                                    Address:

Sten Karlsson                       President of IIUS
(President)                         320 Park Avenue
                                    New York, NY 10022

Borje Ekholm                        Senior Vice President of Investor AB
(Director)                          10 Hill Street
                                    London W1X 7FU

Sven Olov Nyman                     Senior Vice President of Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Fredrik Nilert                      Vice President, Treasurer and Secretary
(Director)                          of IIUS, 320 Park Avenue
                                    New York, NY 10022

(Mssers. Karlsson, Ekholm and Nyman are citizens of Sweden. Mr. Nilert is a citizen of the United States.)

CUSIP No.: 584699-10-2

      The following is a list of the executive officers and directors of Patricia Holdings AB:

Name and Position:                  Present Principal Occupation and Business
                                    Address:


Claes Ake Gustaf Dahlback           President of Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Lars-Goran Vilhelm Gutberg          Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Guje Margareta Holmberg             Investor AB
(Director)                          S-103 32 Stockholm
                                    Sweden

Marcus Wallenberg                   Executive Vice President of Investor AB
(Managing Director)                 S-103 32 Stockholm
                                    Sweden

(All of the above-named individuals are citizens of Sweden.)